The consent solicitation period for Ridgewood Electric Power Trust II (the "Trust") was terminated as of the close of business on January 7, 2002. The consent forms were tabulated and both the proposed termination of the business status of the Trust (the "Conversion") and the amendments to the declaration of trust (the "Amendments") received affirmative votes of more than two-thirds of the outstanding investor shares (excluding the Managing Shareholder and its affiliates) and are therefore approved.